Exhibit 10.3

FORM OF RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “RSA”), dated as of August 26, 2011, is by and between Horizon Lines, Inc. (the “Parent”), a corporation duly organized and existing under the laws of the State of Delaware, and all of its subsidiaries and any successors thereto (collectively with the Parent, the “Company”) and the holder set forth on the signature page hereto (the “Exchanging Holder”) of the 4.25% convertible senior notes due 2012 (the “Notes”) issued under the Indenture, dated as of August 8, 2007 (as amended, supplemented, or modified from time to time, the “Indenture”), by and between the Parent, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, in the aggregate principal amount of $330,000,000.00. The principal amount of Notes held by the Exchanging Holders (as defined below) is set forth on a confidential schedule maintained by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”). The Exchanging Holder, the Company, and each other person that becomes a party hereto in accordance with the terms hereof shall be referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not herein defined shall have the meanings set forth in the Restructuring Term Sheet (as defined below). References herein to percentage of Exchanging Holders refer to the principal amount of the Notes held by such Exchanging Holders.

RECITALS

WHEREAS, prior to the date hereof, representatives of the Company and certain Exchanging Holders have discussed consummating a financial restructuring (the “Restructuring”) of the Company’s consolidated indebtedness and other obligations on principal terms consistent with those set forth in this RSA and the Restructuring Term Sheet, attached hereto as Exhibit A and expressly incorporated by reference herein and made a part of this RSA as if fully set forth herein (as it may be amended, supplemented or otherwise modified as provided herein, the “Restructuring Term Sheet”);

WHEREAS, the Restructuring contemplates (i) a potential issuance of $225 million of new first lien secured notes and $100 million of new second lien secured notes (with $75 million issued at closing and $25 million upon refinancing of the Bridge Loan Facility (as defined below)) (collectively, the “Secured Notes”) to the Exchanging Holders and (ii) an exchange offer consisting of an issuance of $280 million of new Convertible Secured Notes (as defined below) and the issuance of $50 million of common stock in exchange for $330 million of the outstanding Notes;

WHEREAS, the Restructuring also contemplates that (i) a $100 million asset-based revolving credit facility would be provided by third party lenders to be used by the Company for the payment of fees and expenses in connection with the Restructuring and for working capital and other general corporate purposes; and (ii) a $25 million loan facility (the “Bridge Loan Facility”) would be provided by certain Exchanging Holders to Parent to be used by the Company for working capital and other general corporate purposes;

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with respect to the Restructuring. Each Party has reviewed or has had the opportunity to review this RSA and the Restructuring Term Sheet with the assistance of professional legal advisors of its own choosing;

WHEREAS, subject to the execution of the Definitive Documentation (as defined below), the following sets forth the agreement among the Parties concerning their support, subject to the terms and conditions hereof and thereof, to implement the Restructuring. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this RSA are inconsistent, the terms and conditions contained in the Restructuring Term Sheet shall control.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such Person.

“Affiliated Transferee” means with respect to the Exchanging Holder, any entity that, as of the date an Exchanging Holder becomes a Party to this RSA, is an Affiliate of such Exchanging Holder and, as of the date of any transfer of such Exchanging Holder’s Notes to such Affiliate, continues to be an Affiliate of that Exchanging Holder.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

“Bridge Loan Facility” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Certificate Amendment” has the meaning set forth in Section 3(c) hereof.

“Company” has the meaning set forth in the preamble hereof.

“Company Released Party” has the meaning set forth in Section 9.2 hereof.

“Confidentiality Agreement” means the separate Confidentiality Agreements dated as of April 12, 2011, between each Exchanging Holder and the Parent.

“Consent Solicitation” means the proposed solicitation of consents from Noteholders in connection with the Exchange Offer to amend certain covenants, events of default, and related provisions of the Indenture.

“Critical Dates” has the meaning set forth in Section 5.4 hereof.

“Definitive Documentation” means this RSA and such other documentation relating to the Restructuring, Consent Solicitation, and Exchange Offer as is necessary to consummate the Restructuring, all on the same economic terms and otherwise in all material respects consistent with the terms set forth in the Restructuring Term Sheet.

“Effective Date” means the date on which the Exchange Offer is completed and the transactions described herein are consummated.

“Equity Record Date” has the meaning set forth in Section 4(d) hereof.

“Exchange Offer” means the proposed tender offer, exempt from registration under the Securities Act or registered on Form S-4, of the Notes in exchange for up to $280 million in aggregate principal amount of Convertible Secured Notes and up to $50 million in common stock, in exchange for the $330 million of outstanding Notes, as provided for in the Restructuring Term Sheet and, as applicable, the Consent Solicitation.

“Exchanging Holder” has the meaning set forth in the preamble hereof.

“Exchanging Holders” means each Noteholder that becomes a party to a Similar RSA.

“Exchanging Holder Released Party” has the meaning set forth in Section 9.1 hereof.

“Indenture” has the meaning set forth in the preamble herein.

“Jones Act” means 46 U.S.C. §§ 50101 et seq.

“Launch Date” means the date on which the Company shall commence the Exchange Offer, which shall be at least twenty (20) Business Days prior to the anticipated Effective Date.

“Noteholders” means each of the entities that is the beneficial holder of the Parent’s Notes.

“Note Claims” means the Noteholders’ rights and the Parent’s obligations under the Notes, including any other obligations related thereto, including any accrued and accruing unpaid interest, costs, fees and indemnities thereunder.

“Notes” has the meaning set forth in the preamble hereto.

“Parent” has the meaning set forth in the preamble hereto.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereto.

“Restructuring” has the meaning set forth in the recitals hereto.

“Securities Act” means Securities Act of 1933, as amended.

“Secured Notes” means (i) $225 million in aggregate principal amount of newly-issued first lien secured notes; and (ii) $100 million in aggregate principal amount of newly-issued second lien secured notes, with $75 million issued at closing and $25 million upon refinancing of the Bridge Loan Facility, in each case issued on terms set forth in the Restructuring Term Sheet.

“Secured Notes Subscription” means subscription by the Exchanging Holders, each acting in their own capacity, who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), in cash for $225 million in aggregate principal amount of newly-issued first lien secured notes and $100 million in aggregate principal amount of newly issued second lien notes.

“Similar RSA” means a restructuring support agreement with identical terms to this RSA entered into by the Company and a Noteholder.

“Termination Date” has the meaning set forth in Section 5.4 hereof.

“Termination Event” has the meaning set forth in Section 5 hereof.

“Transfer” has the meaning set forth in Section 3(b).

“Trustee” means the Trustee to the Notes.

2. Effectuating the Restructuring. As long as a Termination Event has not occurred, subject to the (i) terms and conditions of this RSA and (ii) the terms and conditions set forth in the Restructuring Term Sheet, as applicable, the Parties shall use their commercially reasonable efforts to:

(a)	effectuate and consummate the Restructuring on the terms described in this RSA and the Restructuring Term Sheet;

(b)	implement the Secured Notes Subscription or the Third Party Financing, as applicable, the Exchange Offer and the Consent Solicitation;

(c)	obtain all necessary approvals and consents for the Restructuring from all requisite governmental authorities and third parties;

(d)	complete each of the other transactions as contemplated by the Restructuring Term Sheet; and

(e)	take no actions inconsistent with this RSA, the Restructuring Term Sheet, and any other Definitive Documentation or the expeditious consummation of the Restructuring.

Without limiting any other provision hereof, as long as a Termination Event has not occurred, each Party hereby agrees to negotiate and cooperate in good faith in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, each Party shall take such action (including executing and delivering any other agreement and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this RSA.

3. Support of Exchanging Holder. Subject to the (i) terms and conditions of this RSA and (ii) the terms and conditions set forth in the Restructuring Term Sheet, as applicable, the Exchanging Holder agrees that:

(a)	as long as a Termination Event (as defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, so long as it is the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Noteholder, it shall (and shall cause each of its affiliates, subsidiaries, representatives, agents and employees to) (i) validly tender and not withdraw such tender in the Exchange Offer of all Notes as to which it is the legal owner, beneficial owner or otherwise has the power and/or authority to bind any Noteholder; (ii) deliver consents with respect to all such Notes in the Consent Solicitation if consistent with the terms set forth in the Restructuring Term Sheet; (iii) take no actions inconsistent with the RSA, the Restructuring Term Sheet, and any other related documents or the expeditious consummation of the Restructuring; and (iv) use its commercially reasonable efforts to support the Restructuring;

(b)

as long as a Termination Event (as defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, it shall not (and shall cause each of its affiliates, subsidiaries, representatives, agents, and employees not to) sell, transfer or assign, or grant, issue or sell any option, right to acquire, voting participation or other interest in (each, a “Transfer”) any Notes, unless the following three criteria are met: (i) the Transfer is to occur after August 26, 2011; (ii) the transferor Exchanging Holder notifies Paul, Weiss of the Transfer and the principal amount of Notes to be transferred thereby; and (iii) the transferee party first agrees in writing to be subject to the terms and conditions of this RSA or a Similar RSA as an “Exchanging Holder,” and executes a counterpart signature page to a Similar RSA. Any Transfer that does not comply with the foregoing shall be deemed void ab initio. This RSA shall in no way be construed to preclude the Exchanging Holder from acquiring additional Notes, provided that any such additional Notes shall automatically be deemed to be subject to the terms of this RSA. In addition, for so long as this RSA has not been terminated in accordance with its terms, an Exchanging Holder may offer, sell or otherwise transfer any or all of its Notes to any Affiliated Transferee, who shall be automatically deemed bound by this RSA as an Exchanging Holder; provided, however, Paul, Weiss shall be provided prompt notice of any such offer, sale, or transfer. The confidential schedule of the principal amount of Notes held by the Exchanging Holders and any transfer notices provided to Paul, Weiss in connection with the foregoing will be made available on a name redacted basis to counsel for the Company on a confidential basis and shall not be disclosed by such counsel to the Company or any third party;

(c)	as long as a Termination Event (as defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, (i) it shall (and shall cause each of its affiliates, subsidiaries, representatives, agents, and employees to) vote in favor of amendments to the Company’s certificate of incorporation that are necessary to effectuate the Restructuring and related transactions contemplated by the terms of this Agreement and the Restructuring Term Sheet (the “Certificate Amendment”) and (ii) it shall not (and shall not cause each of its affiliates, subsidiaries, representatives, agents, and employees to) sell, transfer or assign any common stock of the Company received by the Exchanging Holder pursuant to the Exchange Offer until the second Business Day following the Effective Date;

(d)	all Definitive Documentation shall be in form and substance acceptable to the Company in its reasonable discretion; and

(e)	The Company will not consummate the Exchange Offer unless the “Conditions Precedent to Closing” the Restructuring transactions set forth in the Restructuring Term Sheet have been satisfied or waived.

Notwithstanding anything to the contrary herein, this RSA shall not, and shall not be deemed to, impair, prohibit, limit or restrict, any Exchanging Holder or its Affiliates, or their respective officers or representatives, from:

(a)	making any vote, objection, approval, decision, election, tender, consent, determination or other choice (i) if a Termination Event has occurred or (ii) that is consistent with this RSA and the Restructuring Term Sheet, including without limitation, those permitted or contemplated by this RSA or the documents for, reflecting, or relating to the Restructuring, including, any of: (x) the Exchange Offer and the Consent Solicitation and (y) the Secured Notes Subscription; or

(b)	exercising or asserting through litigation or otherwise any right, power or privilege under or term or provision of (including any dispute regarding the extent, terms, enforceability, or meaning of any such right, term or provision) this RSA or the documents for, reflecting, or relating to, the Restructuring.

4. Support of the Company.

(a)	The Company agrees that from and after the date hereof, it will not directly or indirectly, seek, pursue, propose, support, or encourage the pursuit, proposal, or support, of any offer of restructuring of the Company, including any alternative proposals that are inconsistent with and could reasonably be expected to prevent, delay or impede the Restructuring of the Company in accordance with the terms set forth in the Restructuring Term Sheet, nor shall the Company solicit or direct any person or entity, including, without limitation, any member of the Company’s board of directors or any holder of equity in the Company, to undertake any of the foregoing.

(b)	From and after August 26, 2011, the Company agrees that it will take no action, other than actions in furtherance of the Restructuring, direct or indirect, outside the ordinary course of business prior to the Effective Date without the consent of at least 50% of the Exchanging Holders (such consent not be unreasonably withheld), nor shall the Company solicit or direct any person or entity, including, without limitation, any member of the Company’s board of directors or any holder of equity in the Company, to undertake any of the foregoing.

(c)	The Company agrees that all Definitive Documentation shall be in form and substance acceptable to the Exchanging Holder in such Exchanging Holder’s reasonable discretion.

(d)	The Company agrees that the record date for any shareholder to vote on the Certificate Amendment shall be no later than the first Business Day following the occurrence of the Effective Date (the “Equity Record Date”) and further agrees to take such actions as necessary to establish the Equity Record Date in accordance with this section 4(d).

5. Termination.

Subject to Sections 5.4 and 5.6, this RSA (and Similar RSAs) may be terminated upon written notice of the occurrence of any of the following events by the Parties asserting termination to the other Parties (each a “Termination Event”):

5.1 by 50% of the Exchanging Holders:

(a)	if the Company shall have breached any of its material obligations under the RSA or Similar RSA as set forth herein or therein;

(b)	upon acceleration of debt or leases in excess of $20 million by any creditor and any exercise of remedies by any creditor in connection therewith which is likely to have a material adverse effect on the Company’s ability to complete the Restructuring or is likely to materially delay the consummation of the Restructuring, to the extent such acceleration is not withdrawn, revoked, or stayed within ten (10) days thereof;

(c)	if Parent’s common stock is de-listed from a national securities exchange;

(d)	if the Company has not received commitments for the entire $325 million Secured Notes Subscription or Third Party Financing by August 26, 2011;

(e)	if there shall have occurred and be continuing a MAC;

(f)	if the Company fails to launch the Secured Notes Subscription and the Exchange Offer, each on terms and conditions described herein and in the Restructuring Term Sheet, by August 26, 2011;

(g)	if the Company fails to consummate the Secured Notes Subscription and the Exchange Offer, each on terms and conditions described herein and in the Restructuring Term Sheet, by September 30, 2011;

(h)	if the Trustee objects in any respect to or takes action that could adversely affect the consummation of any of the transactions contemplated by the Restructuring and takes action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Exchange Offer or the Consent Solicitation; or

(i)	if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a material way that cannot be reasonably remedied by the Parties.

5.2 by the Company:

(a)	if an Exchanging Holder has failed to comply with its obligations in Section 3(a) of this RSA or any Similar RSA;

(b)	if the Company has not received commitments for the entire $325 million Secured Notes Subscription or Third Party Financing by August 26, 2011;

(c)	if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a material way that cannot be reasonably remedied by the Parties; or

(d)	if the directors of the Parent determine in good faith that continued performance under this RSA would be inconsistent with the exercise of fiduciary duties under applicable law; provided, however, that upon any such termination which occurs after the execution of a commitment letter or subscription agreement with respect to the Secured Notes, any commitment or other fees due thereunder shall be paid in full; or

5.3 by the mutual consent of 50% of the Exchanging Holders and the Company for any reason.

5.4 The date on which this RSA is terminated in accordance with the foregoing Section 5.1, 5.2, 5.3 or 5.5 and Section 5.6 or 5.7 hereof shall be referred to as the “Termination Date”. Notwithstanding any provision in this RSA to the contrary, upon written consent of 50% of the Exchanging Holders, the dates set forth in section 5.1 (d), (f), and (g) (the “Critical Dates”) may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein, and such consent shall not be unreasonably withheld so long as good faith progress is being made towards meeting such Critical Date, provided, however, that any requested extension of more than ten (10) days may be denied for any reason; provided further that consent of two-thirds of the Exchanging Holders is required to extend any date longer than ninety (90) days beyond the original date.

5.5 This RSA shall terminate automatically in the event cases under the Bankruptcy Code are commenced by or against the Company in any jurisdiction, and solely in the event of an involuntary filing against the Company, such involuntary case is not dismissed within fifteen (15) days of filing.

5.6 If a Termination Event occurs, this RSA shall terminate automatically unless 75% of the Exchanging Holders provide the Company written notice within three (3) Business Days (such 3 Business Day period to start on the day such Termination Event occurs, if such day is a Business Day, and on the first Business Day after the day such Termination Event occurs, if such day is not a Business Day) that such Termination Event has been waived, cured, modified or the time to perform the requirements herein extended.

5.7 The Exchanging Holder may terminate this RSA if Jones Act restrictions prevent the Restructuring to be structured in form and substance satisfactory to such Exchanging Holder in its reasonable discretion.

5.8 In the event 50% of the Exchanging Holders or any other Party to this RSA asserts that a Termination Event has occurred, any Party may seek expedited relief with a court of competent jurisdiction, challenging such assertion, and no Party to this RSA shall be permitted to challenge such request for expedited relief.

5.9 In the event that a bankruptcy filing is commenced by or against the Company, the Company hereby waives any requirement under section 362 of the Bankruptcy Code to lift the automatic stay (the “Automatic Stay”) thereunder in connection with the giving of any notice of termination under Section 5.6 of this RSA (and agrees not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary).

6. Good Faith Cooperation; Further Assurances; Transaction Documents. As long as a Termination Event has not occurred, the Exchanging Holder and the Company hereby covenant and agree to negotiate in good faith the Definitive Documentation, each of which shall (i) contain the same economic terms as, and other terms consistent in all material respects with, the terms set forth in the Restructuring Term Sheet, (ii) except as otherwise provided for herein, be in form and substance acceptable in all respects to the Parties in their reasonable discretion; and (iii) be consistent with this RSA and the Restructuring Term Sheet in all material respects.

7. Effectiveness. This RSA will be effective and binding upon the Company and the undersigned Exchanging Holder as of the date on which: (i) the Company shall have executed and delivered counterpart signature pages of this RSA and the Similar RSAs described in clause (iii) below to counsel to the Exchanging Holders, (ii) the Exchanging Holder shall have executed and delivered counterpart signature pages of this RSA to counsel to the Company, and (iii) the Exchanging Holders representing the percentage of outstanding Notes agreed to by counsel for the Company and counsel for the Exchanging Holders shall have executed and delivered counterpart signature pages of this RSA and the Similar RSAs to counsel to the Company.

8. Representations and Warranties. Each Party hereby represents and warrants to the other Parties that the following statements are true and correct as of the date hereof:

(a)	it has all requisite corporate, partnership, limited liability company, or similar authority to enter into this RSA and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this RSA and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part;

(b)	the execution, delivery, and performance by such Party of this RSA does not and shall not (i) violate (A) any provision of law, rule, or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(c)	the execution, delivery, and performance by such Party of this RSA does not and shall not require any registration or filing with, consent or approval of, notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body;

(d)	this RSA is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction; and

(e)	If such Party is an Exchanging Holder, such Exchanging Holder, as of the date of this RSA:

(i)	is the beneficial owner of the principal amount of the Notes set forth on the confidential schedule maintained by Paul, Weiss, or is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and has voting power or authority or discretion with respect to, the Notes including, without limitation, to vote, exchange, assign, and transfer such Notes;

(ii)	holds its Notes free and clear, other than pursuant to this RSA, of any claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that could adversely affect in any way such Exchanging Holder’s performance of its obligations contained in this RSA at the time such obligations are required to be performed (except that a non-material portion of Notes may be on loan); and

(iii)	is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act.

9. Mutual Release.

9.1 On the Effective Date, the Company and its subsidiaries will release the Exchanging Holder and managers, advisors, representatives, Affiliates, owners, employees, and partners thereof (each an “Exchanging Holder Released Party”) from and against any and all claims, demands, causes of actions, or liabilities, of any and every character, kind, and nature whatsoever, in law or in equity, whether known or unknown, past, present or future, accrued or unaccrued, contingent or fixed, whether based on the law of torts, conspiracy, breach of fiduciary duty, negligence, strict liability, real property rights, personal property rights or any other theories, in whole or in part, arising out of, resulting from, based upon, or related in any way to an Exchanging Holder Released Party’s ownership, management, operation, status, tenure, actions, inactions, and conduct at any time as Noteholders, stockholder, director, officer, employee, servant, agent, representative, manager, advisor, attorney, creditor, insurer, successor, assign, or any other relationship with the Company, at any time from the beginning of time to the consummation and effectiveness of the Restructuring; except that (i) no Exchanging Holder Released Party shall be released from any claims, demands, causes of action or liabilities arising out of any act or omission of an Exchanging Holder Released Party that constitutes gross negligence, fraud, or willful misconduct; and (ii) without limiting or otherwise altering the release of claims, demands, causes of action, or liability provided for above, the foregoing releases shall not apply to any contractual obligations owed by any Exchanging Holder Released Party or any right or obligation arising under or that are part of any written agreement that is expressly entered into pursuant to, in connection with, or contemplated by, the Restructuring, including, without limitation, this RSA, the Restructuring Term Sheet, or any Definitive Documentation.

9.2 The Definitive Documentation will provide that on the Effective Date, each Exchanging Holder and any other Noteholder participating in the Exchange Offer and their respective managers, advisors, representatives, Affiliates, owners, employees, and partners thereof will release the Company and its managers, advisors, representatives, Affiliates, owners, employees, and partners thereof (each a “Company Released Party”) from and against any and all claims, demands, causes of actions, or liabilities, of any and every character, kind, and nature whatsoever, in law or in equity, whether known or unknown, past, present or future, accrued or unaccrued, contingent or fixed, whether based on the law of torts, conspiracy, breach of fiduciary duty, negligence, strict liability, real property rights, personal property rights or any other theories, in whole or in part, arising out of, resulting from, based upon, or related in any way to the Notes; except that (i) no Company Released Party shall be released from any claims, demands, causes of action or liabilities arising out of any act or omission of a Company Released Party that constitutes gross negligence, fraud, or willful misconduct; and (ii) without limiting or otherwise altering the release of claims, demands, causes of action, or liability provided for above, the foregoing releases shall not apply to any contractual obligations owed by any Company Released Party or any right or obligation arising under or that are part of any written agreement that is expressly entered into pursuant to, in connection with, or contemplated by, the Restructuring, including, without limitation, this RSA, the Restructuring Term Sheet, or any Definitive Documentation.

10. Access. At all times prior to the Launch Date, the Exchanging Holders and their advisors shall have, upon reasonable advance notice and subject to the Confidentiality Agreement or entry into another confidentiality agreement in form and substance satisfactory to the Company, complete and timely access to the Company’s books and records, as well as the Company’s management and professional advisors, for the purpose of completing due diligence and negotiating the Definitive Documentation. At all times following the Launch Date and prior to the Effective Date, the Exchanging Holders and their advisors shall have, upon reasonable advance notice and subject to the Confidentiality Agreement or entry into another confidentiality agreement in form and substance satisfactory to the Company, complete and timely access to the Company’s books and records, as well as the Company’s management and professional advisors, for the purpose of conducting reasonable due diligence and negotiating the Definitive Documentation.

11. Entire Agreement. This RSA, including any exhibits, schedules and annexes hereto constitutes the entire agreement of the Company and the Exchanging Holder with respect to the subject matter of this RSA, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this RSA, other than the Confidentiality Agreement which remains unaltered.

12. Reservation of Rights. Except as expressly provided in this RSA, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against other Parties or their respective Affiliates. Nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of the Parties’ or the Trustee’s rights under the Notes, the Indenture, or other documents and agreements unless and until the Effective Date has occurred. If the transactions contemplated herein are not consummated, or if this RSA terminates for any reason prior to the Effective Date, the Parties fully reserve any and all of their rights.

13. Waiver. This RSA and the Restructuring Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this RSA and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

14. Payment of Fees and Expenses. The Company agrees to pay all reasonable fees and expenses of Paul, Weiss, Houlihan Lokey, and any other specialty shipping advisors and other specialists, as reasonably required and engaged upon advance written notice to the Company, in connection with conducting due diligence and negotiating, documenting and consummating the Restructuring.

15. Counterparts. This RSA may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

16. Amendments. Except as otherwise provided herein, this RSA, the Restructuring Term Sheet, the Exchange Offer and the Definitive Documentation may not be modified, amended or supplemented, or any provisions herein or therein waived without the prior written consent of at least two-thirds of the Exchanging Holders (and may be modified, amended or supplemented with such consent). Any modification, amendment or supplement to the terms of the Secured Notes Subscription or Secured Notes shall require the prior written consent of at least two-thirds of the Exchanging Holders, provided, however, that no such modification, amendment or supplement shall treat any Exchanging Holder in a different manner than any other Exchanging Holder without first obtaining the consent of such Exchanging Holder.

17. Headings. The headings of the sections, paragraphs and subsections of this RSA are inserted for convenience only and shall not affect the interpretation hereof.

18. Relationship Among Parties. It is understood and agreed that any Exchanging Holder may trade in the Notes or other debt or equity securities of the Company without the consent of the Company or any Exchanging Holder, subject to applicable securities laws and Section 3(b) hereof. No Party shall have any responsibility for any such trading by any other entity by virtue of this RSA. No prior history, pattern or practice of sharing confidences among or between Parties shall in any way affect or negate this understanding and agreement. For the avoidance of doubt, (i) the execution of this RSA by any Exchanging Holder shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Exchanging Holder other than as expressly set forth in this RSA and (ii) no Exchanging Holder shall be responsible for, or have any obligation with respect to, any duties or obligations of any other Exchanging Holder under a Similar RSA.

19. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this RSA by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

20. Survival. Notwithstanding (i) any Transfer of the Notes in accordance with Section 3(b) of this RSA or (ii) the termination of this RSA in accordance with its terms, the agreements and obligations of the Parties in Section 9, 12, 13, 14, 18, 24 and 25 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Exchanging Holder in accordance with the terms hereof.

21. Governing Law. This RSA shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.

22. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail transmission with first class mail confirmation to the Parties at the following addresses or email addresses:

If to the Company:

Horizon Lines, LLC

Michael T. Avara

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

with a copy to (which shall not constitute notice):

Edward O. Sassower

Joshua A. Sussberg

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

If to the Exchanging Holder:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Andrew Rosenberg

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

23. No Third-Party Beneficiaries. The terms and provisions of this RSA are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. No Exchanging Holder shall have any right to enforce the terms of any Similar RSA against any other Exchanging Holder.

24. Public Disclosure. The Company will submit to the Exchanging Holder all press releases and public filings relating to this RSA or the transactions contemplated hereby and thereby and any amendments thereof. The Company shall not (a) use the name of the Exchanging Holder or its manager, advisor, or Affiliates in any press release without the Exchanging Holder’s prior written consent or (b) disclose holdings of the Exchanging Holder to any Person; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Notes held by the Exchanging Holders.

25. Indemnification. The Company will reimburse and indemnify the Exchanging Holder and managers, advisors, representatives, Affiliates, owners, employees, and partners thereof for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Exchanging Holder (and managers, advisors, representatives, Affiliates, owners, employees, and partners thereof) in performing its duties hereunder or under any other related document, or in any way relating to or arising out of the Restructuring, this RSA or any other related document; provided that the Company shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Exchanging Holder’s (or such Affiliate’s) gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute and deliver this RSA as of the date first above written.

HORIZON LINES, INC.

By:
Name:
Title:

HORIZON LINES HOLDING CORP.

By:
Name:
Title:

HORIZON LINES, LLC

By:
Name:
Title:

HORIZON LINES OF PUERTO RICO, INC.

By:
Name:
Title:

HAWAII STEVEDORES, INC.

By:
Name:
Title:

Signature Page to Restructuring Support Agreement

HORIZON LOGISTICS, LLC

By:
Name:
Title:

H-L DISTRIBUTION SERVICE, LLC

By:
Name:
Title:

HORIZON LINES OF ALASKA, LLC

By:
Name:
Title:

HORIZON LINES OF GUAM, LLC

By:
Name:
Title:

HORIZON LINES VESSELS, LLC

By:
Name:
Title:

Signature Page to Restructuring Support Agreement

SEA-LOGIX, LLC

By:
Name:
Title:

AERO LOGISTICS, LLC

By:
Name:
Title:

HORIZON SERVICES GROUP, LLC

By:
Name:
Title:

Signature Page to Restructuring Support Agreement

EXCHANGING HOLDER:

[INSERT NAME OF EXCHANGING HOLDER]

By:
Name:
Title:

Signature Page to Restructuring Support Agreement

EXHIBIT A

Restructuring Term Sheet

Summary of Proposed Terms and Conditions

for Horizon Lines, Inc.

This term sheet (the “Term Sheet”) summarizing the principal terms of certain potential transactions concerning the Company (as defined below) is not legally binding or a complete list of all the terms and conditions of the potential transactions described herein. This Term Sheet shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy any of the securities referred to herein. Furthermore, nothing herein constitutes a commitment to lend funds to the Company or to negotiate, agree to or otherwise engage in, the Exchange Offer (as defined below). This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Term Sheet contemplates the consummation of the Exchange Offer through an out-of-court transaction, on the terms and subject to, among other things, the conditions described below.

Company:	Horizon Lines, Inc. (“Parent,” and together with its subsidiaries, the “Company”).

Noteholders:	Each of the entities (each, a “Noteholder”) that is the beneficial holder of the Company’s Notes (as defined below).

Current Capital Structure:

The following outstanding indebtedness of the Company shall be restructured in connection with the Exchange Offer:

(a)     Indebtedness under the Credit Agreement dated as of August 8, 2007 (including any refinancing, replacement, extension, renewal, amendment (including the First Amendment and Waiver dated as of June 11, 2009 and the Second Amendment dated as of March 9, 2011), supplement, or modification thereof, the “First Lien Facility”), by and among the Parent, as borrower, certain guarantors thereunder, certain lenders and Wells Fargo Bank, N.A., as administrative agent, comprised of the term loan (the “First Lien Term Loan”), the revolving loan (the “First Lien Revolving Loan”) and letter of credit obligations (the “LOC Obligations”). As of June 21, 2011, the aggregate outstanding principal amount of (i) the First Lien Revolving Loan was $188,500,000.00, (ii) the First Lien Term Loan was $84,375,000.00 and (iii) LOC Obligations was $18,580,845.02.

(b)     4.25% convertible senior notes due 2012 (the “Notes”) issued under the Indenture dated as of August 8, 2007 (as amended, supplemented or modified from time to time, the “Indenture”), by and between the Parent, as issuer, and The Bank of New York Trust Company, N.A., as Indenture Trustee, in the aggregate principal amount of $330,000,000.00.

Transaction:	As described below, the proposed transaction (the “Transaction”) contemplates a $655 million refinancing backstopped by certain Noteholders who subscribe to the new secured notes (the

“Participating Holders”) through (i) an issuance of a $225 million of new first lien secured notes to the Participating Holders (the “First Lien Secured Notes”); (ii) an issuance of $100 million in new second lien secured notes (the “Second Lien Secured Notes”) to the Participating Holders (consisting of new second lien notes issued in the principal amount of $25 million in exchange for a like principal amount of the Bridge Loan Facility (as defined below) plus an additional $75 million of new second lien notes issued at the Closing Date); and (ii) an exchange offer consisting of an issuance of $280 million of new Convertible Secured Notes (as defined below), and the issuance of $50 million of common stock in exchange for $330 million of the outstanding Notes. It is further contemplated that a $100 million New ABL Facility (as defined below) would be raised to be used by the Company for the payment of fees and expenses in connection with the Refinancing and the Exchange Offer (as such terms are defined below) and for working capital and other general corporate purposes.

Secured Notes

Subscription:

The Participating Holders, each acting in their own capacity, who are a “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) will commit to subscribe in cash (the “Secured Notes Subscription”) for $225 million in aggregate principal amount of First Lien Secured Notes and $75 million in aggregate principal amount of Second Lien Secured Notes, which combined with the Bridge Loan Facility will increase the total issuance size of the Second Lien Secured Notes to $100 million. The proceeds of the Secured Notes Subscription will be used to, among other things, refinance the First Lien Facility and the original loans made under the Bridge Loan Facility (such refinancing, the “Refinancing”). The Participating Holders shall execute and deliver a subscription agreement/commitment letter for the First Lien Secured Notes and the Second Lien Secured Notes prior to commencement of the Exchange Offer.

The Company will have the option to raise the $225 million contemplated by the First Lien Secured Notes or the $325 million contemplated by both the First Lien Secured Notes and the Second Lien Secured Notes (the “Third Party Financing”) on materially better and reasonably acceptable terms to the Participating Holders.

Exchange Offer:

Concurrently with the Secured Notes Subscription, Parent will also make an offer (the “Exchange Offer”), either exempt from registration under the Securities Act of 1933 (the “Securities Act”) or registered on Form S-4, to issue to the Noteholders up to $280 million in aggregate principal amount of Convertible Secured Notes (the “Convertible Secured Notes”) and up to $50 million in common stock at $1.00 per share (up to approximately 50.0 million shares), in exchange for the $330 million of outstanding Notes. Payment of accrued and unpaid interest on the Notes will be made on the date on which the Exchange Offer is completed (the “Closing Date”). The number of shares issued and corresponding $50 million value are subject to adjustment on a pro rata basis to the extent less than 100% of the Noteholders participate in the Exchange Offer provided that the Minimum Condition (as defined below) is met. The Exchange Offer will be subject to Rule 13e-4 under the Securities Exchange Act of 1934. To the extent an exemption from registration under Section 3(a)(9) of the Securities Act is used, no party can be paid to solicit the Exchange Offer.

The Participating Holders, each acting in their own capacity, will have the option to purchase at par their individual pro rata allocable share of the remaining Convertible Secured Notes that have not been subscribed to as part of the Exchange Offer.

All Noteholders participating in the exchange of the Convertible Secured Notes, including the Participating Holders, are hereinafter referred to collectively as the “Exchanging Holders,” and each an “Exchanging Holder.”

In the event that less than $330 million is exchanged the amount of Convertible Secured Notes and common stock issued to the Exchanging Holders as part of the Exchange Offer will be subject to adjustment on a pro rata basis.

Asset Based

Revolving

Loan Facility:

Concurrently with the Secured Notes Subscription and the Exchange Offer, a new asset-based revolving loan facility (“New ABL Facility”) will be provided by third party lenders to Parent to be used by the Company for the payment of fees and expenses in connection with the Refinancing and the Exchange Offer and for working capital and other general corporate purposes. The Participating Holders are not committing to backstop or otherwise subscribe to the New ABL Facility.

Bridge

Loan Facility:

Concurrently with or promptly following the Launch Date (as defined below), a new $25 million loan facility (the “Bridge Loan Facility”) will be provided by certain Participating Holders to Parent to be used by the Company for working capital and other general corporate purposes.

Participating Holders’ Commitment:	Participating Holders will commit to fund $225 million of First Lien Secured Notes, the $100 million of Second Lien Secured Notes, and the $25 million Bridge Loan Facility (which Bridge Loan Facility will be refinanced with $25 million of the Second Lien Secured Notes).

Description of Bridge Loan Facility

Description: A $25 million Bridge Loan Facility issued by Parent.

Maturity The earlier of the closing of the Transaction and the maturity of the First Lien Facility. The Bridge Loan Facility will provide that upon maturity, the principal amount of the Bridge Loan Facility (assuming all other conditions for consummation of the Transaction are satisfied or waived) will be exchanged for $25 million in Second Lien Secured Notes having terms identical to the terms of the other $100 million of Second Lien Secured Notes.

Commitment Fee: 3%.

Amortization: None.

Interest: 15% per annum.

Structure: Second lien facility with intercreditor agreement in place to establish priority vis-à-vis the First Lien Facility.

Description of New ABL Facility:

Description: $100 million maximum commitment amount including an up to $30 million letter of credit sub-facility and a swingline subfacility up to a sublimit to be mutually agreed upon. Horizon Lines, LLC (“Opco”), as the borrower under the New ABL Facility (it being understood that the Parent and/or certain other subsidiaries of the Parent may be the borrower or a co-borrower under the New ABL Facility), will have the option to request increases in the maximum commitment by up to $25,000,000 in the aggregate; however, such incremental facility increase is not committed. The term sheet for the New ABL Facility will be agreed upon prior to commencement of the Exchange Offer, although the definitive documentation will be executed and delivered and the commitments for the extension of credit thereunder shall become effective and available only substantially concurrently with successful consummation of the Refinancing and Exchange Offer.

Guarantees: Guaranteed by the Parent’s present and future material domestic subsidiaries (other than a borrower with respect to its own obligations as a borrower).

Maturity: Five year anniversary of the issuance of the new

Convertible Secured Notes (but 90 days earlier if the First Lien Secured Notes are not repaid or refinanced as of such date), subject to the initial lender’s exercise of its limited right to reduce the term by no more than one year for purposes of achieving a successful syndication.

Interest: LIBOR + applicable margin ranging from 2.25% to 4.00%, based on leverage and excess availability grid.

Collateral: Subject to permitted liens and except for certain excluded assets and customary exceptions, a first priority lien on accounts, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries of the Parent), cash, tax refunds and similar tax payments, and certain intercompany loans, chattel paper, documents, instruments, letter-of-credit rights, supporting obligations, contract rights, general intangibles, commercial tort claims and related books and records (“ABL Priority Collateral”) of the Company and the guarantors and a fourth priority lien on all or substantially all other non-current assets of the Company and the guarantors securing the First Lien Secured Notes and the Second Lien Secured Notes, subject in each case to customary exceptions (“Secured Notes Priority Collateral”). The parties will discuss (but shall have no obligation to agree to) (i) additional collateral to be included in the New ABL Facility once the advance rates for such collateral are determined prior to closing and (ii) possible additional $25 million incremental increase in the New ABL Facility.

Description of First Lien Secured Notes:

Description: $225 million of First Lien Secured Notes issued by Opco on the Closing Date.

Guarantees: Guaranteed by the Parent and all of its current and future domestic subsidiaries, subject to the same exceptions as are set forth in the New ABL Facility.

Maturity: Five years from anniversary of the issuance of the First Lien Secured Notes.

Call Protection: Callable at 101.5% of the aggregate principal, plus accrued and unpaid interest thereon in year 1 and par plus accrued and unpaid interest thereafter.

Commitment Fee: 2.0% cash fee payable on the full $225 million of First Lien Secured Notes, 50% upfront upon entry into subscription agreement/commitment letter and 50% upon closing of the Transaction or any other Third Party Financing in lieu of the First Lien Secured Notes and Second Lien Secured Notes.

Interest: 11% per annum, payable semi-annually in cash, in arrears.

Mandatory Prepayment: 1% annually.

Collateral: Subject to agreed upon permitted liens and except for certain excluded assets and customary exceptions, a first priority lien on all Secured Notes Priority Collateral and a second priority lien on all ABL Priority Collateral.

Covenants: Typical for senior secured high-yield notes with no maintenance based covenants. Other covenants to be negotiated. Covenants will include:

•       Change of control put at 101% (subject to Permitted Holder exception);

•       Limitation on asset sales;

•       Limitation on incurrence of indebtedness and preferred stock;

•       Amount drawn on New ABL Facility subject to agreed upon leverage test, if any;

•       Limitation on restricted payments;

•       Limitation on restricted investments;

•       Limitation on liens;

•       Limitation on dividend blockers;

•       Limitation on affiliate transactions;

•       Limitation on sale/leaseback transactions materially consistent with such limitations currently in place under the Company’s existing loan documentation;

•       Limitation on guarantees by restricted subsidiaries; and

•       Limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company.

These covenants will be subject to important exceptions and qualifications.

Registration Rights: Standard A/B Exchange Offer. Parent shall complete the A/B Exchange Offer as soon as practicable but in no event later than 180 days after issuance of the Secured Notes. Registration default will result in 0.25% of additional interest per 90 days of registration default, up to a maximum of 1.00%.

Credit Rating: Public rating from either Standard & Poor’s or Moody’s credit rating agency.

Settlement: DTC-eligible.

Description of Second Lien Secured Notes:

Description: $100 million of Second Lien Secured Notes issued by Opco on the Closing Date concurrently with refinancing of the Bridge Loan Facility.

Guarantees: Guaranteed by the Parent and all of its current and future domestic subsidiaries, subject to the same exceptions as are set forth in the New ABL Facility.

Maturity: Five years from the issuance of the new Second Lien Secured Notes.

Call Protection: Non callable for 2 years and thereafter callable at 106% of the aggregate principal, plus accrued and unpaid interest thereon in year 3, 103% of the aggregate principal, plus accrued and unpaid interest thereon in year 4, and par plus accrued and unpaid interest thereafter.

Commitment Fee: 2.0% cash fee payable on the full $100 million of Secured Notes, 50% upfront upon entry into subscription agreement and 50% upon closing of the Transaction or any other restructuring transaction.

Interest: At the Company’s option: (i) 13% per annum, payable semi-annually in cash in arrears; (ii) 14% per annum, 50% of which payable semi-annually in cash in arrears and 50% payable in kind; or (iii) 15% per annum payable in kind.

Amortization: None.

Collateral: Subject to agreed upon permitted liens and except for certain excluded assets and customary exceptions, a second priority lien on all Secured Notes Priority Collateral and a third priority lien on all ABL Priority Collateral.

Covenants: Typical for senior secured high-yield notes with no maintenance based covenants. Other covenants to be negotiated. Covenants will include:

•       Change of control put at 101% (subject to Permitted Holder exception);

•       Limitation on asset sales;

•       Limitation on incurrence of indebtedness and preferred stock;

•       Amount drawn on New ABL Facility subject to agreed upon leverage test, if any;

•       Limitation on restricted payments;

•       Limitation on restricted investments;

•       Limitation on liens;

•       Limitation on dividend blockers;

•       Limitation on affiliate transactions;

•       Limitation on sale/leaseback transactions materially consistent with such limitations currently in place under the Company’s existing loan documentation;

•       Limitation on guarantees by restricted subsidiaries; and

•       Limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company.

These covenants will be subject to important exceptions and qualifications.

Registration Rights: Standard A/B Exchange Offer. Parent shall complete the A/B Exchange Offer as soon as practicable but in no event later than 180 days after issuance of the Secured Notes. Registration default will result in 0.25% of additional interest per 90 days of registration default, up to a maximum of 1.00%.

Credit Rating: Public rating from either Standard & Poor’s or Moody’s credit rating agency.

Settlement: DTC-eligible.

Description of Convertible	Description: $280 million of Convertible Secured Notes issued by

Secured Notes:

Parent on the Closing Date.

Guarantees: Guaranteed by all current and future domestic subsidiaries of Parent, subject to the same exceptions as are set forth in the New ABL Facility.

Maturity: Five and a half years from the issuance of the Convertible Secured Notes.

Interest: 6.00% per annum.

Conversion Price: The Convertible Secured Notes will be convertible into shares of common stock of Parent, par value $0.01 per share (“Common Stock”), at a price of $.45 per share (the “Conversion Price”), which equates to 400.4 million shares of Common Stock , subject to adjustment on a pro rata basis based on amount of Notes exchanged above the Minimum Condition and whether the Parent elects to exercise the Initial Mandatory Conversion (defined below) or the Second Mandatory Conversion (defined below). For the avoidance of doubt, in the event that the Parent elects not to exercise the Initial Mandatory Conversion (defined below) and the Second Mandatory Conversion (defined below), the Conversion Price would be $0.52 per share, which equates to 537.2 million shares of Common Stock, subject to adjustment on a pro rata basis based on amount of Notes exchanged above the Minimum Condition.

Collateral: Subject to agreed upon permitted liens and except for certain excluded assets and customary exceptions, a third priority lien on all Secured Notes Priority Collateral and a fourth priority lien on all ABL Priority Collateral.

Covenants: Subject to similar covenants, as for the new Second Lien Secured Notes, with mutually agreed upon changes.

Optional Conversion: So long as the issuance of the shares of Common Stock upon conversion of the Convertible Secured Notes is permitted by all applicable laws, rules and regulations, holders of Convertible Secured Notes shall have the right to convert the Convertible Secured Notes at their option at any time and from time to time prior to maturity thereof into 537.2 million shares of Common Stock, subject to adjustment on a pro rata basis based on amount of Notes exchanged above the Minimum Condition and whether the Parent elects to exercise the Initial Mandatory Conversion (defined below) or the Second Mandatory Conversion (defined below). In connection with any such optional conversion, holders of Convertible Secured Notes shall also have the right to receive accrued and unpaid interest on the Convertible Secured Notes to, but excluding, the date of conversion, payable in cash.

Jones Act Compliance:	The parties will agree upon certain restrictions on the conversion, ownership or transfer of shares of Common Stock in order to comply with the Jones Act, Title 46 U.S.C. §§ 50101 et seq., and work in good faith, if necessary, to adjust this Term Sheet accordingly to comply with such restrictions.

Other Terms of Convertible Secured Notes:	Conversion
Event:

So long as the issuance of the full number of shares of Common Stock upon conversion of the Convertible Secured Notes is permitted by all applicable law, rule and regulation, the Parent may convert into Common Stock the Convertible Secured Notes at its option, in whole or in part from time to time, on not more than 60 days and not less than 20 days prior notice at the Conversion Price plus accrued and unpaid interest thereon up to (but excluding) the date set for conversion, provided that (i) 3 months have passed since the Second Mandatory Conversion (defined below) and (ii) the 30 trading days volume weighted average price of the Common Stock is at least $.63 per share at conversion date. In addition, so long as the issuance of the full number of shares of Common Stock upon conversion of the Convertible Secured Notes is permitted by all applicable law, rule and regulation, the Parent may, as long as it is in compliance with all of its financing documents, mandatorily convert (a) up to $50 million of the Convertible Secured Notes into Common Stock at its option at the three month anniversary of the issuance of the Convertible Secured Notes (the “Initial Mandatory Conversion”) at $0.73 per share (the “Mandatory Conversion Price”), which equates to 68.4 million shares of Common Stock subject to adjustment on a pro rata basis based on amount of Notes exchanged above the Minimum Condition, and (b) up to $50 million of the Convertible Secured Notes into Common Stock at its option at the nine month anniversary of the issuance of the Convertible Secured Notes (the “Second Mandatory Conversion”) at the Mandatory Conversion Price, which equates to 68.4 million shares of Common Stock subject to adjustment on a pro rata basis based on amount of Notes exchanged above the Minimum Condition.

Interest shall cease to accrue on any Convertible Secured Notes on the date such Convertible Secured Notes have been converted (the “Conversion Date”). All accrued and unpaid interest will be paid in cash on any Conversion Date.

Conversion will be subject to continued listing on

a national securities exchange and other customary conditions.

Fundamental Change of
Control:

Upon a change of control, the holders shall have the right to require Parent to repurchase for cash the outstanding Convertible Secured Notes at 101% of the aggregate principal amount, plus accrued and unpaid interest thereon.

A “change of control” will be deemed to occur at such time as: (i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable), other than Parent or any of its subsidiaries, any employee benefit plan of it or such subsidiary or any Permitted Holder (which will include certain holders of Convertible Secured Notes and any of their Affiliates), is or becomes the “beneficial owner,” as determined in accordance with Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Parent’s capital stock then outstanding and entitled to vote generally in elections of directors; (ii) Parent consolidates with or merges with or into another person (other than any subsidiary of Parent or a Permitted Holder) and its outstanding voting securities are reclassified into, converted for or converted into the right to receive any other property or security, or Parent sells, conveys, transfers or leases all or substantially all of its properties and assets to any person; (iii) during any period of 12 consecutive months after the date of original issuance of the Convertible Secured Notes, persons who at the beginning of such 12 month period constituted Parent’s Board of Directors, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising its Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of Parent’s Board of Directors; or (iv) Parent is liquidated or dissolved or holders of Parent’s Common Stock approve any plan or proposal for Parent’s liquidation or dissolution.

Fundamental

Change
Make-Whole:	The conversion rate of the Convertible Secured Notes shall be increased to compensate the holders thereof for the loss of the time value of the conversion right (i) if at any time the Common Stock is not listed on the NYSE or the NASDAQ Stock Market or (ii) if a Change of Control occurs, unless at least 90% of the consideration received or to be received by holders of Common Stock, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the Change of Control, consists of shares of Common Stock, American Depositary Receipts or American Depositary Shares traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with such Change of Control (these securities being referred to as “publicly traded securities”).

Registration Rights:

As soon as is practicable following the issuance of the Convertible Secured Notes, Parent shall file a shelf registration statement for the resale of both the Convertible Secured Notes and the underlying Common Stock, using commercially reasonable efforts to do so concurrently or immediately after the issuance of the Convertible Secured Notes, and to have such registration statement declared effective as soon as practicable thereafter but in no event later than 120 days after filing. Failure to have such registration statement declared effective within 120 days after issuance of the Convertible Secured Notes will result in payment of 0.25% of additional interest per 90 days of registration default, up to a maximum of 1.00%.

In addition, the Convertible Secured Notes will be DTC eligible at issuance.

Adjustments to Conversion
Price:	Adjustments for (i) issuances of Common Stock or derivatives below the Conversion Price or below market, (ii) stock splits, combinations or dividends in the form of Common Stock, (iii) other dividends or distributions on Common Stock (including cash dividends and spinoffs), and (iv) repurchases of Common Stock above the Conversion Price or market (including by way of a tender offer), in each case, subject to certain customary exceptions.

	Conversion Cap:	In no event will a Convertible Secured Note be forcibly convertible into a number of shares of Common Stock of Parent that would cause a holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock of Parent at any time outstanding (the “Conversion Cap”); provided, however, that such Conversion Cap shall not apply during such time as effective registration statement is in effect and Noteholders are free to sell thereunder.

Redemption/
	Conversion:	Other than as provided under “Conversion Event”, the Convertible Secured Notes shall not be converted or redeemed by Parent.

Closing Date:

Concurrently with the Exchange Offer, Parent will undertake a consent solicitation (the “Consent Solicitation”) in which it will seek consents from the Noteholders to amend the Indenture governing the Notes, to remove substantially all of the restrictive covenants and certain events of default from the Indenture governing the Notes upon consummation of the Exchange Offer. A portion of the total consideration in the Exchange Offer (equal to 0.5% of the total consideration described herein) will constitute a consent payment that is available only to Noteholders who give their consents in the Consent Solicitation. The consent payment will not be paid to Noteholders who do not so consent.

Conditions Precedent to Closing:

The Participating Holders’ support for the Secured Notes Subscription and the Exchanging Holders support for the Exchange Offer shall be contingent upon customary conditions precedent, including, but not limited to, the following:

•       entry into material financing documents with respect to the Third Party Financing to permit the transactions contemplated hereby; alternatively, the Company may accept the commitment from the Participating Holders to provide $225 million of First Lien Secured Notes, $100 million of Second Lien Secured Notes and raise the New ABL Facility;

•       definitive documentation reasonably acceptable to Participating Holders;

•       all terms of the New ABL Facility, including related definitive documentation, reasonably acceptable to Participating Holders;

•       after March 31, 2011, except as specifically set forth on Schedule I attached hereto, no material adverse change (“MAC”) in the business, affairs, properties, condition (financial or otherwise) or prospects of the Company shall have occurred on or prior to the Closing Date;

•       delivery of due diligence satisfactory to the Participating Holders and their advisors concerning the Company’s antitrust issues,

business and business plan, operations, financial condition, customer matters and other related matters, which due diligence shall be completed by August 26, 2011 (plus customary “bring down” due diligence prior to funding);

•       continued listing of Parent’s Common Stock on a national securities exchange, i.e., NYSE;

•       NYSE’s approval of the Exchange Offer without requiring shareholder approval;

•       payment of reasonable documented fees and expenses of one counsel and one financial advisor to the Participating Holders (such counsel to be augmented by any specialty shipping advisors and other specialists, as reasonably required and engaged upon advance written notice to the Company);

•       launch (the date of such launch, the “Launch Date”) of the Secured Notes Subscription by August 26, 2011 and the Exchange Offer by August 26, 2011;

•       closing of the Secured Notes Subscription by September 30, 2011 and the Exchange Offer by September 30, 2011;

•       there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any material impairment in the trading market for debt securities, (iii) any declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (iv) any limitation (whether or not mandatory) by any stock exchange, government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (v) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•       all requisite governmental authorities and third parties shall have approved or consented to the Transaction (other than approvals by the SEC in connection with the Securities Act registration of the Convertible Secured Notes and the underlying Common Stock) and, to the extent required, all applicable appeal periods shall have expired;

•       Company shall not have entered into any agreement with any of the class action optouts that is materially different as to its aggregate value from agreements previously disclosed to Paul, Weiss in connection with the optout settlements; and

•       other conditions typical for transactions of this nature.

Minimum Condition:	The Exchange Offer will be conditioned upon Noteholders of not less than 95% in aggregate principal amount of the Notes having validly tendered (and not validly withdrawn) their Notes into the Exchange Offer (the “Minimum Condition”); provided, however, the Parent with more than 66-2/3% of the Participating Holders consent may lower the Minimum Condition.

Corporate Governance:	The Participating Holders shall have the right to designate nominees to comprise a majority of the Board, provided that any existing directors who wish to remain on the Board will be considered. The parties shall work in good faith to make other agreed upon changes to amend the Parent’s organizational documents consistent with best practices. The Parent will request a 1 to 25 reverse share split at the first shareholder meeting after the Closing Date.

Management/Employee Incentive Plan:	The Participating Holders and the Company will work in good faith to negotiate a management incentive plan (taking into account tax implications and potential need for a shareholder approval) for Parent, which will provide for grants of options and/or restricted stock/equity reserve for management, directors, and employees, for which 10% (on a fully-diluted and fully distributed basis) of Parent’s equity will be reserved. The amount, form, exercise price, allocation and vesting of such equity-based awards shall be approved by the Board of Directors immediately prior to the closing and implemented thereafter (the “Initial Grants”); provided, however, prior to the launch of the Exchange Offer the parties shall agree upon the percentage of Initial Grants, amounts of restricted stock and SARs and vesting terms of the foregoing. The Company will not provide further grants after the Initial Grants until such time as the Participating Holders have designated their nominees to the Board.

Section 16 Officer Severance	The Participating Holders and the Company will work in good faith to negotiate, and the Company will adopt and maintain, a severance plan (the “Severance Plan”) for each of the Company’s officers designated under section 16 of the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq. (each, an “Officer”), which Officers do not currently have severance benefits. The Severance Plan will provide for severance benefits equal to one year’s salary and non-equity benefits in the event the Officer is terminated without cause. The Severance Plan shall be approved by the Board of Directors prior to the closing. It is anticipated that such Severance Plan will include five officers as of the date hereof.

Transaction and Legal Fees and Expenses:	The Company shall pay the reasonable out of pocket documented costs and expenses incurred by the Participating Holders in connection with the Transaction, including the reasonable fees and disbursements of one outside counsel and one financial advisor to the Participating Holders (plus any specialty shipping advisors and other specialists, as reasonably required and engaged upon advance written notice to the Company), for the negotiation and documentation related to the Transaction.

Indemnification:	The definitive documentation for the Secured Notes Subscription shall contain customary provisions limiting liability for, and indemnifying and holding harmless, Participating Holders (and their affiliates and their respective officers, directors, employees and agents) for any losses, claims, damages, liabilities or expenses incurred in respect of the exchange contemplated hereby, except to the extent they are found by a final, non-appealable judgment of a court to arise primarily from the gross negligence or willful misconduct of the relevant indemnified person or such person’s affiliates and their respective officers, directors, employees and agents.

Governing Law:	New York governing law and consent to exclusive New York jurisdiction.

Schedule I

The following items shall not constitute MACs under the Term Sheet:

Notice of delisting of the Company’s stock on the New York Stock Exchange (NYSE).

Settlement of non-antitrust litigation in the aggregate amount not to exceed $7.5 million.

Events described in the Company’s Form 10-Q for the quarterly period ended March 27, 2011 filed on April 29, 2011, including those described in Section 15 (Commitment and Contingencies) and Section 17 (Subsequent Events) of Part I, and in Section 1 (Legal Proceedings) and Section 5 (Other Information) of Part II.

Events described in the Company’s Form 10-Q for the quarterly period ended June 26, 2011 filed on July 29, 2011, including those described in Section 16 (Commitment and Contingencies) of Part I, and in Section 1 (Legal Proceedings) of Part II.

The recent amendments to the First Lien Facility, as described in the 10-Q for the period ending June 26, 2011.

Nonpayment of interest payment due August 15, 2011 under the Indenture, until the later of the date on which (x) the Bridge Loan Facility closes and (y) the grace period set forth in the Indenture for the nonpayment of interest expires.

Items disclosed in writing to, and acknowledged by, the Exchanging Holders or a representative of the Exchanging Holders on or prior to the date of the commitment letters for the Bridge Loan Facility, the First Lien Secured Notes and the Second Lien Secured Notes.